Exhibit 10.3

August 14, 2015

Ellen Mochizuki

[REDACTED]

Dear Ellen:

It is a pleasure to extend to you an offer of employment to join Ritter Pharmaceuticals, Inc. (“Ritter”), as Vice President, Finance. Your hire date will be September 21, 2015. This position reports to Ira E. Ritter, Chief Strategic Officer and Chairman.

The primary duties and areas of responsibility with which you will become involved have been discussed during your interviews. Please keep in mind these duties and responsibilities may change from time to time at Ritter’s sole discretion. Your compensation for this full-time, exempt position will be an annual base salary of $170,000.00, payable in accordance with Ritter’s standard payroll practices. You will also be eligible to earn a bonus based upon the achievement of agreed upon performance objectives for each year. Ritter will review your base salary and bonus opportunities at least annually for adjustments.

You will be eligible for Ritter’s comprehensive benefits package, as set forth in Ritter Employee Handbook. You will learn more about benefits and other information at your new employee orientation, but if you have any particular questions about the benefits package before deciding whether to accept this offer, please contact Andrew Ritter, our President.

Upon the commencement of your employment with Ritter, you are required to complete Form I-9, Employment Eligibility Verification, and show proof of your employment eligibility and identity.

Perhaps the most important consideration in making your career decision is the opportunity for personal development in a challenging and growing business environment. Although no company can guarantee what the future holds, we believe that the opportunities with Ritter are outstanding in terms of growth, responsibility and compensation. Your success, of course, depends in large part on your own job performance and your contributions to the success of Ritter. Based upon your past accomplishments, and the enthusiastic reactions of those who spoke with you, we believe that you have the potential to make a substantial contribution to our group. We also believe that we can provide a rewarding and challenging opportunity for you.

While we hope that our relationship will be long and mutually beneficial, it should be recognized that neither you, nor we, have entered into any contract of employment, expressed or implied, for any specific term. Our relationship is one of voluntary employment at-will. At-will means that the employment is for no set period of time. You may resign at any time, and Ritter may terminate the employment relationship at any time, with or without advance notice, and with or without cause or reason. Similarly, Ritter may change your position, job duties, the compensation arrangement between you and Ritter, and other terms and conditions of

E. Mochizuki

August 14, 2015

employment with or without cause, and with or without advance notice, at any time in its sole discretion. Your employment at-will status cannot be modified by anyone in the company, unless done so by the Chief Executive Officer and only if done in a writing that expressly alters the at-will nature of the employment relationship and that is signed by the Chief Executive Officer. By accepting this offer, you are agreeing to the at-will nature of your employment relationship with Ritter, and you are acknowledging that no one has made any promises or commitments to you contrary to the foregoing.

Ellen, we would like to welcome you to our team and hope that you will consider our offer favorable. To indicate your acceptance, please sign and return this letter to me by the close of business on August 20, 2015. If you will be faxing your acceptance, please fax only this second page (signature page) to fax number (310) 919-1600.

Sincerely,

RITTER PHARMACEUTICALS, INC.

By:	/s/IRA E. RITTER
Ira E. Ritter, Chief Strategic Officer and Chairman

ACCEPTANCE

By:	/s/ELLEN MOCHIZUKI
Ellen Mochizuki

8/19/2015
Signature Date